Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bitcoin Depot Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(1)	457(c)	71,523,277(2)	$3.20(5)	$228,874,486.40	.00011020	$25,221.97

Fees to Be Paid	Equity	Class A common stock underlying Warrants(1)	457(g)	43,848,750(3)	$11.50(6)	$504,260,625.00	.00011020	$55,569.52

Fees to Be Paid	Equity	Warrants to purchase Class A common stock	457(g)	12,223,750(4)	—	—	—	—(7)

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$733,135,111.40		$80,791.49

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$80,791.49

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 6,927,016 shares of Class A common stock; (ii) 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share; (iii) 59,100,000 shares of Class A common stock issuable upon redemption of the 59,100,000 units of BT HoldCo LLC (“BT HoldCo”) held directly by BT Assets, Inc. as of the Closing (as defined in the prospectus forming a part of this registration statement (the “prospectus”); (iv) 4,300,000 shares of Class A common stock issuable upon conversion of the Series A Preferred Stock (as defined in the prospectus); (v) 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan.

(3)

Represents shares of Class A common stock issuable upon the exercise of (i) 31,625,000 warrants to purchase Class A common stock originally sold as part of the units issued in the initial public offering (the “IPO”) of GSR II Meteora Acquisition Corp. (the “Public Warrants”) and (ii) 12,223,750 warrants to purchase Class A common stock issued in a private placement simultaneously with the closing of the IPO (the “Private Placement Warrants”).

(4)	Consists of 12,223,750 Private Placement Warrants.
(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A common stock on the Nasdaq Stock Market on July 12, 2023 ($3.20 per share of Class A common stock). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(6)	Represents the exercise price of the Private Placement Warrants.
(7)

In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the shares of common stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.